EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this short form base shelf prospectus (the Prospectus) and Registration Statement on Form F-10 (the Registration Statement) of Brigus Gold Corp. (the Company) of our report dated October 12, 2010, relating to the consolidated balance sheets of Linear Gold Corp. (Linear) as at March 31, 2010 and 2009 and the consolidated statements of operations, deficit, and comprehensive loss and cash flows for the years then ended, which appears in the Company’s business acquisition report filed with Canadian Securities Regulators  on October 13, 2010, which is referenced in the Company’s  Annual Information Form (AIF) for the year ended December 31, 2010 that is incorporated by reference in the Prospectus and Registration Statement.

/s/ PricewaterhouseCoopers LLP
Nova Scotia, Canada

June 10, 2011